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                                                                  EXHIBIT 10.57

                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT
                      -----------------------------------


     THIS AMENDMENT NO. 1 (this "Amendment"), dated as of November 12, 1996, to the Rights Agreement, dated as of March 16, 1992 (the "Rights Agreement"), between Gensia, Inc. (f.k.a. Gensia Pharmaceuticals, Inc.), a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., as successor in interest to First Interstate Bank Ltd., as Rights Agent (the "Rights Agent"), is made with reference to the following facts:

     A. The Company and the Rights Agent have heretofore entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement in accordance with the provisions of such Section.

     B. The Board of Directors of the Company has determined that it is in the best interests of the Company to enter into that certain Stock Exchange Agreement dated as of November 12, 1996 (the "Stock Exchange Agreement"), between Rakepoll Finance N.V., a corporation organized under the laws of the Netherlands Antilles ("Rakepoll Finance"), and the Company.

     C. As a condition to entering into the Stock Exchange Agreement, the Company is obligated to amend the Rights Agreement such that, with respect to the execution of and the consummation of the transactions contemplated by the Stock Exchange Agreement and that certain Shareholder's Agreement, dated November 12, 1996, between Rakepoll Finance and the Company (the "Shareholder's Agreement"), neither Rakepoll Finance nor any of its affiliates is or will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

     1. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

          (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of securities representing 15% or more of the shares of Common Stock then outstanding or who was such a

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     Beneficial Owner at any time after the date hereof, whether or not such
     Person continues to be the Beneficial Owner of securities representing 15% or more of the outstanding shares of Common Stock. Notwithstanding the foregoing,

               (i) in no event shall a Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of less than 15% of the Company's outstanding shares of Common Stock become an Acquiring Person solely as a result of a reduction of the number of shares of outstanding Common Stock, including repurchases of outstanding shares of Common Stock by the Company, which reduction increases the percentage of outstanding shares of Common Stock beneficially owned by such Person (provided that any subsequent increase in the amount of Common Stock beneficially owned by such Person, together with all Affiliates and Associates of such Person, without the prior approval of the Company shall cause such Person to be an Acquiring Person);

               (ii) the term Acquiring Person shall not mean (A) the Company,
          (B) any subsidiary of the Company (as such term is hereinafter defined), (C) any employee benefit plan of the Company or any of its subsidiaries, (D) any entity holding securities of the Company organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan or (E) Rakepoll Finance N.V., a corporation organized under the laws of the Netherlands Antilles, or any Affiliate or Associate thereof as a result of the execution of the Stock Exchange Agreement, dated as of November 12, 1996, between Rakepoll Finance N.V. and the Company (the "Stock Exchange Agreement") or the Shareholder's Agreement, dated November 12, 1996, between Rakepoll Finance N.V. and the Company (the "Shareholder's Agreement") or as a result of the consummation of any of the transactions contemplated by the Stock Exchange Agreement or Shareholder's Agreement; and

               (iii) no Person shall be deemed to be an Acquiring Person if (A) within five business days after such Person would otherwise have become an Acquiring Person (but for the operation of this clause
          (iii)), such Person notifies the Board of Directors that such Person did so inadvertently and within two business days after such notification, such Person is the Beneficial Owner of less than 15% of the outstanding shares of Common Stock or (B) by reason of such Person's Beneficial Ownership of 15% or more of the outstanding shares of Common Stock on the date hereof if prior to the Record Date, such Person
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          notifies the Board of Directors that such Person is no longer the
          Beneficial Owner of 15% or more of the then outstanding shares of Common Stock.

     2. The first sentence of Section 3(a) of the Rights Agreement is hereby amended by adding the following to the end of such sentence:

          ; provided, however, that in no event shall a Distribution Date be
            --------  -------
          deemed to occur as a result of the execution of the Stock Exchange Agreement or Shareholder's Agreement or as a result of the consummation of any of the transactions contemplated by the Stock Exchange Agreement or Shareholder's Agreement.

     3. No "Stock Acquisition Date" shall be deemed to occur under the Rights Agreement as a result of the execution of the Stock Exchange Agreement or Shareholder's Agreement or as a result of the consummation of any of the transactions contemplated by the Stock Exchange Agreement or Shareholder's Agreement.

     4. All amendments made to the Rights Agreement in this Amendment shall be deemed to apply retroactively as well as prospectively.

     5. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State.

     6. This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


Attest:                       GENSIA, INC.


By:/s/ John L. Donahue                  By:/s/ Daniel D. Burgess
   -------------------                     --------------------
Title: Attorney-in-fact                 Title: Vice President, Finance,
                                               Chief Financial Officer and
                                               Treasurer


Attest:                                 CHASEMELLON SHAREHOLDER SERVICES
                                        L.L.C.

By:/s/ Raymond Torres                   By:/s/ Joseph Cannata

Title: Assistant Vice President         Title: Assistant Vice President